Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Altrust Financial Services, Inc.

Cullman, Alabama

We consent to the incorporation by reference in the Form S-8 Registration Statement No. 333-131410 of Altrust Financial Services, Inc. of our report dated April 13, 2006 with respect to the consolidated balance sheets of Altrust Financial Services, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2005 annual report on Form 10-K of Altrust Financial Services, Inc.

/s/ Dixon Hughes PLLC

Atlanta, Georgia
April 13, 2006